EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the InnerWorkings, Inc. 2006 Stock Incentive Plan of our report dated March 15, 2006 with respect to the consolidated financial statements of InnerWorkings, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and of our report dated May 25, 2006 with respect to the Graphography Limited LLC financial statements as of December 31, 2005 and for the year then ended, that are included in the Form S-1 Registration Statement (No. 333-133950), filed with the Securities and Exchange Commission.

                            /s/ Ernst & Young LLP

Chicago, Illinois

September 1, 2006